SUPPLEMENTAL PENSION PLAN
FOR HOWARD L. LANCE
(Adopted effective October 27, 2006)
     In order to retain and motivate Howard L. Lance (the “Employee”) to excel as Chief Executive Officer of the Corporation, the Board of Directors has determined that it is in the best interest of Harris Corporation (the “Corporation”) to adopt this Supplemental Pension Plan for Howard L. Lance (the “SPP”), effective October 27, 2006.
     The Corporation intends that the SPP shall be an unfunded plan maintained primarily for the purpose of providing deferred compensation within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”).
SECTION 1
DEFINITIONS
     When used herein, the following words and phrases and any derivatives thereof shall have the meanings below unless the context clearly indicates otherwise. Definitions of other words and phrases are set forth throughout the SPP. Section references indicate Sections of the SPP unless otherwise stated.
     “Actuarial Equivalent” means equal value computed on the basis of (i) the “applicable mortality table” determined from time to time under Code Section 417(e)(3), and (ii) a discount rate of 7.0%, compounded annually.
     “Cause” has the meaning set forth in the Letter Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Compensation Committee” shall mean the Management Development and Compensation Committee of the Board of Directors of the Corporation.
     “Corporation” means Harris Corporation, a Delaware corporation.

     “Disability.” The Employee shall be considered to be “disabled” if the Employee qualifies for long-term disability under the executive long-term disability plan sponsored by the Corporation in which the Employee participates at the time the determination of Disability is made.
     “Early Retirement Eligibility Date” shall mean the date the Employee has attained age 55 and accrued 10 Years of Credited Service.
     “Early Retirement Factor” means 100% minus one-half of one percent (.5%) for each month by which the SPP Commencement Date precedes the date the Employee would have attained age 60, with any partial final month to be rounded to the closest whole month.
     “Employee” means Howard L. Lance.
     “Executive Severance Agreement” means the Executive Severance Agreement between the Employee and the Corporation dated January 20, 2003.
     “Final Pay” means the sum of the Employee’s most recent annual base salary, plus the Employee’s most recent annual cash incentive, payable at target.
     “Good Reason” has the meaning set forth in the Letter Agreement.
     “Joint and 50% Survivor Annuity” means an annuity, payable for the life of the Employee and, following the Employee’s death, 50% of such amount to be paid to the Employee’s Surviving Spouse for her remaining life. The Joint and 50% Survivor Annuity shall be the Actuarial Equivalent of a single life annuity payable for the Employee’s life.
     “Late Retirement Date” means the the Employee’s Termination Date, if the Termination Date occurs after he attains age 60.
     “Letter Agreement” means the Letter Agreement between the Employee and the Corporation dated December 3, 2004.
     “Normal Retirement Date” means the date the Employee attains age 60.

     “Offset Amount” means an amount, calculated as a single life annuity for the Employee’s life, which is the Actuarial Equivalent of the following benefits. In each case, the benefit below shall be determined as of the Employee’s Termination Date, and shall be converted on an Actuarially Equilvalent basis to a single life annuity payable for the Employee’s life commencing on the SPP Commencement Date.
(i)	Harris Corporation Retirement Plan. The portion of the Employee’s account balance under the Harris Corporation Retirement Plan, as amended from time to time, attributable to employer contributions and earnings thereon.

(ii)	Harris Corporation Supplemental Executive Retirement Plan. The portion of the Employee’s account balance under the Harris Corporation Supplemental Executive Retirement Plan, as amended from time to time, attributable to employer credits and earnings thereon.

(iii)	Social Security Benefit. The annual primary insurance amount which will become payable to the Employee at the later of (A) the earliest date the Employee could begin to receive old age benefits (whether or not reduced) under the Social Security Act, if the SPP Commencement Date occurs prior to such date; or (B) the SPP Commencement Date, based on the Social Security Act in effect on the Employee’s Termination Date, assuming in all cases (1) no future adjustments in benefits or the contribution and benefit base; (2) the Employee’s Final Pay at his Termination Date remains in effect thereafter; and (3) if the SPP Commencement Date occurs prior to the earliest date the Employee could begin to receive old age benefits (whether or not reduced) under the Social Security Act, the Social Security benefit shall be reduced on an Actuarially Equivalent basis from such date to the SPP Commencement Date.

(iv)	Emerson Electric Benefit. Any benefits owed or paid at any time to the Employee under the tax-qualified, defined benefit pension plan known as the Emerson Electric Co. Retirement Plan and any benefits owed or paid at any time to the Employee under any non-qualified, defined benefit-type pension plan maintained at any time by Emerson Electric Co. If the SPP commencement Date occurs prior to the earliest date the Employee could begin to receive benefits from any Emerson Electric plan, the benefit available at the earliest commencement date shall be reduced on an Actuarially Equivalent basis from such date to the SPP Commencement Date.
The Offset Amount shall not change after the Employee’s Termination Date, except that, if the Employee receives Disability Retirement under Section 3.5, then in each year during the period from the Employee’s SPP Commencement Date to the date the Employee attains age 65 there shall be deducted from the Disability Retirement Benefit the amount of payments during such year to Employee under any and all long-term disability plan(s) (broad-based and executive) sponsored by the Corporation. Also, for purposes of clause (i) and clause (ii), earnings on the account balance from January 1, 2006 to the Employee’s Termination Date shall be based not on the actual earnings on such account, but instead on the earnings that would have accrued during such period if the account had been invested in the investment option under such Plan that, in the determination of the Compensation Committee, most closely resembles a “balanced fund” investment option.
     “SPP” means the Supplemental Pension Plan for Howard L. Lance, as contained herein and as hereafter amended from time to time.
     “SPP Commencement Date” shall mean the date the SPP benefit hereunder actually commences.
     “Surviving Spouse” means the person to whom the Employee is legally married on his SPP Commencement Date.
     “Termination Date” means the date the Employee terminates employment with the Corporation and and its controlled group members (as determined pursuant to Section 414(b) and (c) of the Code) by reason of resignation, discharge, retirement, death or Disability. For this purpose, the Employee shall be deemed to have terminated employment by reason of Disability as of the date the Employee ceases to perform substantial services for the Corporation and its controlled group members (as determined pursuant to Section 414(b) and (c) of the Code).
     “Trust” means any trust agreement created under Section 7.2(b) by and between the Corporation and the Trustee, under which assets are held in connection with paying benefits under the SPP.

     “Years of Credited Service” shall be measured on the basis of twelve (12) consecutive month periods commencing on the Employee’s effective date of employment and subsequent annual anniversaries thereof, and ending on the Employee’s Termination Date. Any period of less than twelve (12) consecutive months shall be rounded to the nearest whole month. Paid and authorized leaves of absence shall not cause a break in consecutive employment periods.
SECTION 2
ELIGIBILITY TO PARTICIPATE
     The only participant in the SPP shall be the Employee.
SECTION 3
ELIGIBILITY FOR AND AMOUNT OF BENEFITS
     3.1 Normal Retirement Benefit. If the Employee retires on his Normal Retirement Date, the Normal Retirement Benefit shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to 50% of the Employee’s Final Pay as of his Termination Date, minus the Offset Amount.
     3.2 Late Retirement Benefit. If the Employee retires on his Late Retirement Date, the Late Retirement Benefit shall be the benefit calculated as set forth in Section 3.1 above, but with the Employee’s Final Pay determined as of his Termination Date.
     3.3 Early Retirement Benefit. If the Employee retires on or after his Early Retirement Eligibility Date, but before his Normal Retirement Date, the Early Retirement Benefit shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to 50% of the Employee’s Final Pay, multiplied by the Early Retirement Factor as of the SPP Commencement Date, and then further reduced by the Offset Amount.
     3.4 Termination without Cause or for Good Reason prior to Early Retirement Eligibility Date. If before his Early Retirement Eligibility Date the Employee is terminated without Cause or terminates for Good Reason, the Termination Benefit shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the Employee’s Final Pay as of his Termination Date, times the product of (w) times (x), with the result multiplied by (y), and then further reduced by (z), where (w) is Four Percent (4%), (x) is the Employee’s Years of Credited Service as of his Termination Date, plus two (2) additional Years of Credited Service, as though the Employee had terminated employment with the Corporation on the second anniversary of his actual Termination Date, (y) is the Early Retirement Factor as of his SPP Commencement Date, and (z) is the Offset Amount. Under no circumstances shall the benefit under this Section 3.4, prior to application of the Early Retirement Factor and subtraction of the Offset Amount, exceed 50% of the Employee’s Final Pay as of his Termination Date.
     3.5 Disability. If the Employee becomes Disabled before his Early Retirement Eligibility Date, the Disability Retirement Benefit shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the Employee’s Final Pay as of his Termination Date, times the product of (w) times (x), with the result multiplied by (y), and then further reduced by (z), where (w) is Four Percent (4%), (x) is the Employee’s Years of Credited Service as of his Termination Date, (y) is the Early Retirement Factor as of his SPP Commencement Date, and (z) is the Offset Amount. If the Employee recovers from a Disability prior to his SPP Commencement Date, and the Employee does not return to work for the Corporation, then the Employee’s SPP Benefit shall be determined under Section 3.4 (and for such purpose the Employee’s Termination Date shall be the date the Employee initially ceased to perform substantial services for the Corporation and its controlled group members as determined pursuant to Section 414(b) and (c) of the Code). If the Employee’s period of Disability ceases by reason of death prior to his SPP Commencement Date, employment with the Employer will be deemed terminated as of the day of recovery or death and in such event the Employee or Surviving Spouse, as the case may be, will be entitled only to the benefit otherwise provided under Section 3. If the Employee becomes Disabled after his Early Retirement Eligibility Date, then his SPP Benefit shall be determined under Section 3.1, 3.2, or 3.3, as applicable, but his SPP Commencement Date shall be determined under Section 5.2(a)(5). Under no circumstances shall the benefit under this Section 3.5, prior to application of the Early Retirement Factor and subtraction of the Offset Amount, exceed 50% of the Employee’s Final Pay as of his Termination Date.
     3.6 Death of Employee.
          (a) If the Employee dies before his SPP Commencement Date, then no benefit shall be paid to any person or entity under this SPP.

          (b) If the Employee dies after his SPP Commencement Date, then the SPP benefit, if any, after the Employee’s death shall be determined by the form of payment that was in force on the Employee’s date of death.
     3.7 Resignation or Termination for Cause prior to Early Retirement Eligibility Date. If before his Early Retirement Eligibility Date the Employee resigns or is terminated for Cause, then no benefit shall be paid to any person or entity under this SPP.
     3.8 Change in Control. If (i) the Corporation undergoes a change in control (as defined in the Executive Severance Agreement), and (ii) the Employee terminates employment under the circumstances that entitle the Employee to benefits under Section 3 of the Executive Severance Agreement, then the Change in Control Retirement Benefit shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the Employee’s Final Pay as of his Termination Date, times the product of (w) times (x), with the result multiplied by (y), and then further reduced by (z), where (w) is Four Percent (4%), (x) is the Employee’s Years of Credited Service as of his Termination Date, plus three (3) additional Years of Credited Service, as though the Employee had terminated employment with the Corporation on the third anniversary of his actual Termination Date, (y) is the Early Retirement Factor as of his SPP Commencement Date, but the Early Retirement Factor shall be applied if and only if the change in control occurs before the Employee attains age fifty-four (54), and (z) is the Offset Amount. Under no circumstances shall the benefit under this Section 3.8, prior to application of the Early Retirement Factor and subtraction of the Offset Amount, exceed 50% of the Employee’s Final Pay as of his Termination Date.
SECTION 4
VESTING
     4.1 In General. The Employee’s entitlement to an SPP benefit is described in Section 3. For example, as provided in Section 3.8, if before his Early Retirement Eligibility Date the Employee resigns or is terminated for Cause, then no benefit shall be paid to any person or entity under this SPP. However, and notwithstanding anything to the contrary in Section 3 or the SPP, if the Employee violates the provisions of either Section 4.2 or 4.3 below, then no benefit shall be paid to any person or entity under this SPP, or, if SPP payments have commenced as of the date of such violation, then payments shall cease immediately and no further SPP payments shall be made.

     4.2 Non-Competition Provision. During the Employee’s employment with the Corporation and continuing thereafter while the Employee is entitled to receive or is receiving benefits under the SPP (provided, however, that if the Employee is terminated by the Corporation without Cause or if the Employee terminates employment for Good Reason, then this Section 4.2 shall remain in effect only until the second anniversary of the Employee’s Termination Date), the Employee shall not directly or indirectly (without the Corporation’s written consent):
          (a) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise (as hereinafter defined), or
          (b) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
(i) that is substantially related to any activity that the Employee was engaged in with the Corporation or its affiliates during the 12 months prior to the Termination Date,
(ii) that is substantially related to any activity for which the Employee had direct or indirect managerial or supervisory responsibility with the Corporation or its affiliates during the 12 months prior to the Termination Date, or
(iii) that calls for the application of relationships or specialized knowledge or skills substantially related to those used by the Employee in his activities with the Corporation or its affiliates during the 12 months prior to the Termination Date.
For purposes of the SPP, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity that competes anywhere with any activity that the Corporation or its affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

     4.3 Non-Solicitation Provision. During the Employee’s employment with the Corporation, and continuing thereafter while the Employee is entitled to receive or is receiving benefits under the SPP (provided, however, that if the Employee is terminated by the Corporation without Cause or if the Employee terminates employment for Good Reason, then this Section 4.3 shall remain in effect only until the second anniversary of the Employee’s Termination Date), the Employee shall not, in any manner, directly or indirectly (without the prior written consent of the Corporation: (i) Solicit (as hereinafter defined) any Customer (as hereinafter defined) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Corporation, (ii) transact business with any Customer that would cause the Employee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Corporation and a Customer or (iv) Solicit anyone who is then an employee of the Corporation (or who was an employee of the Corporation within the prior 12 months) to resign from the Corporation or to apply for or accept employment with any other business or enterprise. For purposes of this letter agreement, a “Customer” means any customer or prospective customer of the Corporation or its affiliates whose identity became known to the Employee in connection with his relationship with or employment by the Corporation or its affiliates, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invite, advises, encourages or requests any person to take or refrain from taking any action.
SECTION 5
FORM AND COMMENCEMENT OF BENEFITS
     5.1 Employee Election as to Form and Timing of Benefits.
          (a) The normal form of payment to the Employee of his SPP Benefit is a single life annuity for the life of the Employee. Subject to the requirements of Section 5.3, the Employee may elect in writing that his SPP Benefit be paid to him or to him and his Surviving Spouse pursuant to Section 3 in any life annuity form (as defined in Code Section 409A) that is the actuarial equivalent (based on reasonable actuarial assumptions for purposes of Code Section 409A) of the SPP Benefit payable as a single life annuity.
          (b) If the Employee is entitled to elect timing of commencement of his SPP Benefit under Section 5.2(a)(3) or 5.2(a)(6), the Employee shall initially be given an opportunity to make such election in writing no later than December 31, 2006 (or any later date permitted under transitional rules under Section 409A of the Code). Any subsequent change in such election shall also be made in writing, must be received by the Corporation no later than twelve (12) months prior to the date on which the Employee actually begins to receive the SPP Benefit and must provide for a five (5) year delay in payment as required by Section 409A(a)(4)(C) of the Code in the case of a payment election not related to Disability or death.
     5.2 Commencement. The following rules are subject to Section 5.3.
          (a) The Employee shall commence receipt of his SPP Benefit pursuant to Sections 3.1 through 3.7 on the applicable date under this Section 5.2, but (i) not earlier than his separation from service with the Corporation and its controlled group members (as determined pursuant to Section 414(b) and (c) of the Code); or, if later and if the distribution to the Employee is subject to delay by reason of Section 409A(a)(2)(b)(i) of the Code, six (6) months after his separation from service:
               (1) If the Employee retires on Normal Retirement Date, his SPP Commencement Date shall be the first day of the month next following the month in which the Employee attains age sixty (60).
               (2) If the Employee retires on his Late Retirement Date, his SPP Commencement Date shall be the first day of the month coincident with or next following the Employee’s separation from service after his Normal Retirement Date.
               (3) If the Employee retires on or after his Early Retirement Eligibility Date, but before his Normal Retirement Date, his SPP Commencement Date shall be the date elected by the Employee which is the first day of any month coincident with or next following the Employee’s separation from service, but not later than the first day of the month next following the month in which the Employee attains age sixty (60).
               (4) If the Employee is entitled to receive a Termination Benefit under Section 3.4, his SPP Commencement Date shall be the second anniversary of his actual Termination Date.

               (5) If (i) the Employee becomes Disabled before his Early Retirement Eligibility Date and becomes entitled to receive a Disability Retirement Benefit under Section 3.5, or (ii) the Employee becomes Disabled after his Early Retirement Eligibility Date and the Employee’s SPP Benefit is calculated under Section 3.1, 3.2, or 3.3, then (y) if the SPP Benefit as of his Termination Date is greater than zero, then the SPP Commencement Date shall be the first day of the month next following the month payments begin to be made to Employee under the executive long-term disability plan sponsored by the Corporation; and (z) if the SPP Benefit as of his Termination Date is zero (e.g., because of the subtractions under the definition of “Offset Amount,” including subtraction of any broad-based and executive long-term disability payments to the Employee), then the SPP Commencement Date shall be the first day of the month following the date the Employee attains age 60.
               (6) If the Employee’s Surviving Spouse is entitled to receive a benefit under Section 3.6, then the SPP Commencement Date shall be the first day of the month coincident with or next followng the date of the Employee’s death.
               (7) If the Employee is entitled to receive a Change in Control Retirement Benefit under Section 3.8, his SPP Commencement Date shall be the date elected by the Employee which is the first day of any month coincident with or next following the third anniversary of the Employee’s actual Termination Date.
          (b) If payment to the Employee is delayed until six (6) months after his separation from service with the Corporation and its controlled group members pursuant to Section 5.2, then each and any periodic payment which otherwise would have been paid during the six (6) month deferral period shall be paid in a lump sum on the date payment does commence and each such deferred payment shall have added to it interest calculated at the discount rate for determining Actuarial Equivalence under the SPP.
          (c) Notwithstanding the foregoing provisions herein, the following shall apply:
               (1) Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Corporation.

               (2) Payments shall be delayed in the following circumstances:
               (A) Where the Corporation reasonably anticipates that the payment will violate the terms of a loan agreement to which the Corporation is a party and that the violation would cause material harm to the Corporation; or
               (B) Where the Corporation reasonably anticipates that the payment will violate Federal securities laws or other applicable laws;
provided that any payment delayed by operation of this paragraph (2) will be made at the earliest date at which the Corporation reasonably anticipates that the payment will not be limited or cause the violations described.
     5.3 Nonqualified Deferred Compensation Plan Omnibus Provision.
          (a) It is intended that any benefit which is provided pursuant to or in connection with the SPP or the Trust which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The Compensation Committee is authorized to amend or declare void any election under the SPP in such manner as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.
          (b) It is specifically intended that all elections, consents and modifications thereto under the SPP will comply with the requirements of Section 409A of the Code (including any transition rules thereunder). The Compensation Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Section 409A of the Code (including any grandfather rules thereunder).
          (c) Notwithstanding anything to the contrary in this SPP, neither the Corporation nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any excise taxes under Code Sections 409A or 4999), or penalties or interest with respect thereto, as a result of the payment of any benefits under the SPP or the inclusion of SPP benefits or the value thereof in the Employee’s income;

and further provided that in consideration of the Corporation’s adoption of the SPP for the benefit of Employee, Employee expressly waives his right to any gross-up payment under Section 6 of the Executive Severance Agreement (which Section addresses excise taxes under Code Section 4999 or interest or penalties with respect thereto), but only as such gross-up relates to the SPP benefit itself, and not with respect to any other payment to Employee under any plan, arrangement, or agreement other than the SPP; and to such extent the SPP shall be deemed to be a modification pursuant to Section 16 of the Executive Severance Agreement.
SECTION 6
AMENDMENT AND TERMINATION
     The SPP may be amended or terminated only by a writing signed by both the Corporation and Employee. The SPP is based on the current provisions of the law applicable to such types of plan. If there is a material change in the law, the Corporation will work with Employee in good faith to provide a comparable or amended plan taking into account any such changes in the law. In the event the benefit accrual under the SPP is frozen, payment of vested benefits under the SPP shall nevertheless be made pursuant to Section 5. Any termination of the SPP shall be effected in conformity with the requirements of Section 409A of the Code.
SECTION 7
MISCELLANEOUS
     7.1 No Effect on Employment Rights. Nothing contained herein will confer upon the Employee the right to be retained in the service of the Corporation nor limit the right of the Corporation to discharge or otherwise deal with the Employee without regard to the existence of the SPP.
     7.2 Funding.
     (a) General Rules. The SPP at all times shall be unfunded such that SPP Benefits shall be paid solely from the general assets of the Corporation and/or the Trust, as applicable. Neither the Employee nor his Surviving Spouse shall have any interest in any particular assets of the Corporation and/or the Trust by reason of the right to receive a benefit under the SPP and the Employee or his Surviving Spouse shall have only the rights of a general unsecured creditor of the

Corporation with respect to any rights under the SPP. Nothing contained in the SPP and/or the Trust shall constitute a guaranty by the Corporation or any other entity or person that the assets of the Corporation and/or the Trust will be sufficient to pay any benefit hereunder.
     (b) Creation of and Funding of Rabbi Trust. No later than the Employee’s Termination Date or, if earlier, the date the Corporation undergoes a change in control (as defined in the Executive Severance Agreement), (i) the Corporation shall establish the Trust as hereinafter described; and (ii) the Corporation shall contribute to the Trust in cash or other liquid assets acceptable to the trustee of the Trust (A) the Actuarially Equivalent present value of the total benefits expected to be paid to the Employee and his beneficiaries under the SPP, with such amount to be determined by a nationally recognized actuarial firm, which may be an actuarial firm that is at the time of determination providing actuarial or other services to the Corporation or its benefit plans; plus (B) the Actuarially Equivalent present value of the Trust administration and trustee fees and expenses (including the fees and expenses of any agent of the trustee) which the trustee reasonably expects to be incurred over the life of the Trust. The terms of the Trust shall generally follow the model rabbi trust set forth in IRS Revenue Procedure 92-64, except that (1) the Trust shall be irrevocable from the date of its creation; (2) the Trust shall be non-amendable by the Corporation except with the consent of the Employee or his legal representative; (3) the power to direct the investment of the Trust assets shall be held by the Corporation; (4) the Corporation shall remain liable for the payment of SPP benefits to the extent there is any shortfall of assets under the Trust; (5) the initial trustee and any successor thereto shall be a bank or trust company with shareholder equity of at least $1.0 billion; and (6) neither the Trust nor its assets shall be located or transferred outside the United States.
     7.3 Administration. The SPP shall be administered by the Compensation Committee. The Compensation Committee shall have all powers necessary or appropriate to carry out the provisions of the SPP. It may, from time to time, establish rules for the administration of the SPP and the transaction of the SPP’s business.
     The Compensation Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the SPP including, but not limited to, the determination of eligibility for and amount of any benefit.
     The Compensation Committee shall have the exclusive right to interpret the terms and provisions of the SPP and to determine any and all questions arising under the SPP or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.
     To the extent permitted by law, all findings of fact, determinations, interpretations, and decision of the Compensation Committee shall be conclusive and binding under all persons having or claiming to have any interest or right the the SPP.
     7.4 Disclosure. The Employee shall be a signatory to and shall receive a copy of the SPP.
     7.5 State Law. The SPP is established under and will be construed according to the laws of the State of Florida, to the extent that such laws are not preempted by ERISA and valid regulations published thereunder.
     7.6 Spendthrift Provisions. No benefit payable under the SPP or by the Trust will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee. Any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt will be void. The Corporation and the Trustee will not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the SPP. The amounts payable under the SPP or by the Trust will be exempt from the claims of the Employee’s creditors to the fullest extent permitted by law.
     7.7 Incapacity of Recipient. In the event the Employee or Surviving Spouse is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the SPP (including any payments from the Trust) to which such person is entitled shall be paid to such conservator or other person legally charged with the care of this person or his estate. Except as provided above in this Section, when the Compensation Committee in its sole discretion, determines that a Employee or Surviving Spouse is unable to manage his or her financial affairs, the Compensation Committee may direct the Corporation or the Trustee to make distributions to a duly authorized person for the benefit of such Employee or Surviving Spouse.

     7.8 Unclaimed Benefit. The Employee shall keep the Compensation Committee informed of his current address and the current address of his spouse. The Compensation Committee shall not be obligated to search for the whereabouts of any person. If the location of the Employee is not made known to the Compensation Committee within three (3) years after the date on which any payment of the Employee’s SPP Benefit may be made, payment may be made as though the Employee had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Employee, the Compensation Committee is unable to locate any Surviving Spouse of the Employee, then the Corporation shall have no further obligation to pay any benefit hereunder to such Employee or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.
     7.9 Limitations on Liability. Notwithstanding any of the preceding provisions of the SPP, except for payment of SPP Benefit and expense reimbursements, if any, due under the SPP by the Corporation and/or from the Trust, neither the Corporation, the Trustee nor any individual acting as an agent of the Corporation or as a member of the Compensation Committee shall be liable to the Employee, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the SPP or the Trust.
     7.10 Claims Procedure. The Compensation Committee has full discretion and the exclusive right to determine eligibility for benefits under the SPP pursuant to its terms. The determination of the Compensation Committee may only be appealed to the Board of Directors of the Corporation. The foregoing shall not eliminate or reduce the authority and powers of the Trustee under the Trust.
     7.11 No Enlargement of Rights. The Employee will have no right to or interest in any portion of the SPP and/or the Trust except as specifically provided in the SPP and/or the Trust.
     7.12 Withholding for Taxes. Payment under the SPP or from the Trust will be subject to withholding for payroll taxes as required by law, including federal, state and local income taxes and FICA taxes.
     7.13 Employee’s Expense in Dispute Resolution. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of a contest, arbitration, litigation or other dispute resolution or legal action in which the Employee substantially prevails, whether instituted by or against the Corporation, the

Employee, any director, officer, shareholder or other person affiliated with the Corporation, or any successor thereto in any jurisdiction, of the validity or enforceability of, or liability under, any provision of the SPP or the Trust or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to the SPP or the Trust), plus in each case interest on any delayed payment at interest calculated at the discount rate for determining Actuarial Equivalence under the SPP.
     7.14 All Prior Agreements Superseded. Except to the extent that the SPP expressly refers to other documents, such as the Letter Agreement and the Executive Severance Agreement, the SPP constitutes the sole and complete understanding between the Corporation and the Employee with respect to all issues arising from the Corporation’s obligation under the SPP. The SPP replaces and supersedes all previous written documents and all oral agreements, of any nature whatsoever, regarding the Corporation’s obligation to provide such supplemental retirement benefits (but only such benefits) and expense reimbursements, if any, to the Employee, and the Employee has indicated his acknowledgement of said fact by signing this agreement in the space below.
     7.15 Reduction of Benefit for Advance to Pay Taxes. In the event the Employee or his beneficiary receives a distribution or payment (including interest and penalties) in connection with the taxation of a SPP benefit before the regular time for payment pursuant to the SPP or the Trust, then the benefits payable to the Employee and/or his beneficiary under the SPP shall be reduced by the Actuarially Equivalent value of such distribution (other than the amount for interest or penalties) with such reduction to be made on a pro-rata basis over the remaining term of benefit payments under the SPP. If any such distribution exceeds benefits payable under the SPP, then the Employee, his beneficiary or estate of the Employee or his beneficiary receiving the same shall be obligated to return that part of such distribution to the Corporation which exceeds benefits payable under the SPP.
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     IN WITNESS WHEREOF, Employee and Harris Corporation have caused this Supplemental Pension Plan to be executed on the date(s) shown below, but effective as of the date first indicated above.

HARRIS CORPORATION
By:	/s/ Stephen P. Kaufman
Title: Chairperson, Management Development and Compensation Committee

Date: October 27, 2006

EMPLOYEE
/s/ Howard L. Lance
Howard L. Lance

Date: October 30, 2006
Witnessed by: Vicki L. Booth

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